SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Education Management Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

 On the webcast conference call held on October 31, 2013 to discuss the earnings of Education Management Corporation (the “Company”) for the quarterly period ended September 30, 2013, Company President and Chief Executive Officer Edward H. West made the following comments regarding two director nominees standing for election at the Annual Meeting of Shareholders of the Company to be held on November 8, 2013:
“Before I get into our results, I would like to take a minute to mention the two very notable leaders who have been nominated to serve as new members of our Board of Directors: William R. Johnson, former Chairman, President, and CEO of H. J. Heinz Company and Lester Lyles, retired four-star general of the United States Air Force.
“Bill will be nominated to serve as non-executive chairman. Bill brings a proven strategic vision for growth, business strategy, global business skills, marketing acumen, and a consumer focus. General Lyles, through his deep military experience and service as a director of several notable companies, including Chairman of USAA, is uniquely qualified to provide critical strategic and business advice, especially as it relates to our veterans. We welcome their perspective and support as we move forward.”